Aurora Management Partners Inc. 112 South Tryon St. Ste 1770 Charlotte, NC 28284 O: 704-377-6010 C: 828-638-5744 f: 828-324-6518 www.auroramp.com

May 8, 2017

Mr. Carl O’ Connell

Chief Executive Officer

Xtant Medical Holdings Inc.

664 Cruiser Lane

Belgrade MT 59714

Dear Mr. O’Connell

This letter along with the attached Schedules A and B (this “Agreement”) set forth the agreement between Xtant Medical Holdings, Inc. (the “Company”), on the one hand, and Aurora Management Partners Inc. (“Aurora”), on the other, (the Company and Aurora each, a “Party”) under which Aurora agrees to provide personnel to serve as the Company’s Chief Restructuring Officer, and, if the Company and Chief Restructuring Officer deem appropriate, Deputy Restructuring Officers.

Aurora will provide David Baker to serve as the Company’s Chief Restructuring Officer (the “CRO”) and Wayne Tanner as a Deputy Restructuring Officer. The CRO may also designate additional Aurora professionals as Deputy Restructuring Officers to further fulfill the obligations of this Agreement.

In completing this assignment, the CRO and Aurora personnel assisting on this engagement will report to the special restructuring committee of the Board of Directors of the Company and will provide periodic updates on progress made in fulfilling the scope of services.

In its capacity as the CRO, Aurora will have the authority during this engagement to discuss directly with the Company’s lenders, the Company’s business, finances and operations and other matters that come to the attention of the CRO.

Scope of Services. Aurora will provide services to fulfill the CRO role as defined below:

1.	Provide the services of Chief Restructuring Officer (CRO), which would be equal to the services typically provided by the office of the chief operating officer, and Deputy Restructuring Officers (CROs) to assist the CRO;
2.	Assist with the day-to-day operations of the Company;
3.	Assist the Company in implementation of the Operating Business Plan, cash flows, budgets and any other financial work deemed necessary to evaluate the Business Plan regarding any proposed ongoing operations;
4.	Oversee all aspects of daily and weekly cash flows, including both receivables and payables management;

5.	The CRO will be granted sole approval rights over all cash disbursements;
6.	Develop and ensure compliance with any required Company weekly budgets, including but not limited to cash flow projections, prior week’s financial performance, prior week’s sales results, and calculations of the aggregate amount borrowed and to be borrowed under the indebtedness arrangements;
7.	Assist with the Company’s Capital Infusion and other debt and equity transactions to maximize compliance with the Company’s business plan;
8.	Manage the development, evaluation, negotiation, and execution of any restructuring, debt or equity transactions, liquidation or sale transaction;
9.	Negotiate with existing lenders, creditors, and other parties in interest in the implementation of a chosen transaction;
10.	Provide timely updates to the Company’s directors and lender’s and supplement with written materials and schedules as needed; and
11.	All other items as agreed from time to time between the Company and Aurora.

Compensation. The compensation for work performed will be based on Aurora’s hourly rates as noted in Schedule A. Invoices will include detailed descriptions of the work performed for the period covered. Invoices will be rendered weekly for work performed during the seven-day period of the prior week. Each invoice is due via wire transfer within three (3) days of presentation by Aurora. Aurora’s fees are not contingent on the outcome of the matters. A normal and customary initial retainer in the amount of $50,000 will be requested before work commences. This retainer shall remain in place until completion of work and shall not be offset against Aurora weekly billings. The remaining retainer shall be returned to the Company upon completion of the engagement.

Expenses. Aurora’s invoices will also include billings for all customary out-of-pocket expenses incurred by Aurora, billed at the actual cost incurred, and such expenses shall be reimbursed by the Company on a weekly basis.

The Parties further agree:

Indemnification; Contribution; Limitation of Liability. In connection with engagements of the type covered by this Agreement, Aurora requires the client to provide rights to indemnification and contribution, and a limitation of liability. Therefore, by signing this Agreement, the Company agrees to all provisions contained in Schedule B attached hereto, which provisions are expressly incorporated herein by this reference.

Term; Termination. The term of this Agreement shall commence as of May XX, 2017, and the term continues until the engagement is completed, or earlier if the engagement is terminated by either Party. This Agreement may be terminated by either Party, in its sole discretion, for any reason. The termination is effective immediately upon the other Party’s receipt of written notice of the termination. Upon any termination of this Agreement, Aurora shall be entitled to all fees and expenses incurred pursuant to this Agreement prior to the Party’s receipt of such notice, and all such fees and expenses will be immediately due and payable by the Company; however, this paragraph does not limit any payment obligations of the Company under this Agreement.

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Client Cooperation; Reliance on Client’s Information. The Company acknowledges and agrees that the ability of Aurora to perform the engagement hereunder requires the full cooperation and assistance by the Company and its personnel. The Company therefore agrees to furnish to Aurora all information, documents and other materials requested by Aurora and to make available to Aurora for meetings, conference calls and otherwise all personnel identified by Aurora. The Company will enable Aurora to receive on a timely basis all information requested by Aurora related to the engagement under this Agreement. The Company acknowledges and agrees that Aurora, in performance of the engagement hereunder, will be relying on the truth, completeness and accuracy of all written documentation delivered and the verbal communications made by the Company and its representatives, to Aurora.

Confidentiality. Aurora agrees to keep all sensitive information pertaining to the Company confidential and not to disclose to third parties such information (to the extent it has not become public without regard to disclosure by Aurora), absent the authorization of the Company. If Aurora receives a subpoena or other court process compelling disclosure of any information pertaining to the engagement under this Agreement, Aurora will provide the Company as much notice as is practicable in the circumstances so as to allow the Company to attempt to preclude or condition the disclosure of any confidential information.

Independent Contractor Relationship. Aurora shall serve as an independent contractor to the Company in rendering its services under this Agreement. This Agreement does not create, and shall not be construed to create, a relationship of principal/agent, joint venture, partnership, employer/employee, master/servant, or any comparable relationship, as between Aurora and the Company, and the Parties expressly deny the existence of any such relationship.

Income Tax. The Company will not pay any income taxes on account of Aurora. Nor will the Company be required to withhold any monies from the compensation of Aurora for tax purposes.

Governing Law; Right to Attorneys’ Fees. The laws of the State of North Carolina shall govern this Agreement and any controversy arising under it, without regard to conflicts of laws principles. The prevailing party in any dispute arising under this Agreement shall be entitled to recover from the other all reasonable legal fees and costs, and the costs of any experts, incurred for or in any lawsuit on the dispute.

Mandatory Mediation. Prior to the commencement of any court action by one Party against the other, any dispute or claim arising between them out of this Agreement or out of any resulting transaction must be submitted to mediation. The mediation shall be conducted by one (1) mediator whose selection shall be agreed to in good faith by both Parties. The mediation shall be held in Charlotte, NC. The fees and expenses of the mediation service and/or mediator shall be shared equally between the Parties, and paid in advance to the extent required by the service and/or mediator. The Parties agree to exercise their best efforts, and attempt in good faith, to resolve all disputes in such mediation. For any dispute or claim to which this paragraph applies, should a Party commence court action against the other without first attempting to resolve the dispute through such a mediation, or refuse to mediate after a request by the other has been made under this paragraph, such Party will be precluded from any recovery of attorneys’ fees and/or expenses, whether recovery is based on applicable law or this Agreement.

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Waiver of Jury Trial. Each of the Parties to this Agreement hereby waives any right to a jury trial with respect to any claim, action, suit or proceeding made or brought by one of the Parties against the other in connection with or arising under this Agreement.

Conflicts of Interest. Nothing contained in this Agreement or otherwise shall diminish or impair the right of Aurora to accept engagements, directly or indirectly, from the Company’s lender(s) or from other professionals or other third parties, provided such engagements do not involve the relationship of the lender(s), the other professionals or the other third parties, with the Company.

Assignment and Modification. This Agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of both Parties.

Entire Agreement. The Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, both written and oral, with respect to the subject matter hereof.

Counterparts. This Agreement may be executed in multiple counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Headings. Headings in this Agreement are set forth for convenience only and shall not be used to interpret or construe its provisions.

Authority. The undersigned represent that they have authority to enter into the Agreement on behalf of their respective Parties.

All communications to Aurora should be directed to:

Mr. David M. Baker, CTP

Aurora Management Partners Inc.

112 South Tryon Street, Suite 1770

Charlotte, NC 28284

Phone: (828) 638-5744 (direct)

Email: dbaker@auroramp.com

Thank you for allowing Aurora the opportunity to assist you. If the Company agrees to the terms of this Agreement, please sign below and return the signature to us via facsimile or electronic copy, retaining the original for your file.

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IN WITNESS, THEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

AURORA MANAGEMENT PARTNERS INC.

By:	/s/ David M. Baker
David M. Baker, CTP
Managing Partner

	Dated:	5/8/17

Xtant Medical Holdings, Inc.

By:	/s/ Carl O’ Connell
Carl O’ Connell
Chief Executive Officer

	Dated:	5/8/17

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SCHEDULE A

AURORA MANAGEMENT PARTNERS INC. HOURLY RATES

Director through Managing Partner	$350-695
Consultant/Senior Consultant	$250-350
Analysts	$175-250
Administrative	$85

Chargeable rates are subject to change effective January 1 of each year, upon advance written notice to the Company. Travel time is invoiced at 50% of stated rates.

As discussed, Aurora will charge fees at rates above not to exceed $125,000 per month plus travel expenses to the Company for the scope of work described and anticipated for this type of engagement.

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SCHEDULE B

Unless otherwise noted, all capitalized terms used below shall have the meanings set forth above in the Agreement.

Indemnification; Reimbursement. As a material part of the consideration for the agreement by Aurora to provide services under the Agreement, the Company agrees:

(i)       to indemnify and hold harmless Aurora and its affiliates, and their respective past, present and future directors, officers, shareholders, partners, members, employees, agents, representatives, advisors, consultants, analysts, subcontractors and controlling persons (collectively, the “Indemnified Parties”), to the fullest extent that applicable law permits, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, (A) arising out of or based on any untrue statement (or alleged untrue statement) of any material fact contained in materials or any other information (written or oral) provided to any third party by or on behalf of the Company, or the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (B) otherwise arising out of and/or relating to the Agreement, any transaction or proposed transaction, or any actions taken or omitted to be taken by an Indemnified Party or the Company in connection with the Agreement, however, the Company shall not be liable under clause (i)(B) for any loss, claim, damage or liability finally judicially determined by a court of competent jurisdiction to have resulted solely from the willful misconduct or gross negligence by such Indemnified Party; and

(ii)       to reimburse each Indemnified Party for all expenses (including, without limitation, the reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, settling or compromising any action, suit, dispute, inquiry, investigation or proceeding, pending or threatened, brought by or against any person (including, without limitation, any shareholder or derivative action), arising out of or relating to the Agreement, or such engagement, transaction or actions.

Contribution. If, for any reason, the foregoing indemnification or reimbursement is unavailable to any Indemnified Party, or insufficient to fully indemnify any such party or to hold it harmless regarding any losses, claims, damages, liabilities or expenses referred to in such indemnification or reimbursement provisions, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Aurora, on the other, in connection with the matters contemplated by the Agreement. If, however, the allocation provided by the preceding sentence is not permitted by applicable law, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault, of the Company, on the one hand, and such Indemnified Party, on the other, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the amount of fees actually received by Aurora from the Company under the Agreement. Relative benefits to the Company, on the one hand, and Aurora, on the other, shall be deemed to be in the same proportion as (i) the total value paid or received, or contemplated to be paid or received, by the Company, and its security holders, creditors, and other affiliates, as the case may be, pursuant to the transaction(s) (whether or not consummated) contemplated by the engagement hereunder, bears to (ii) the fees received by Aurora under the Agreement.

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Settlements. The Company shall not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate, any pending or threatened action, suit, dispute, inquiry, investigation or proceeding for which indemnification may be sought hereunder (whether or not an Indemnified Party is an actual or potential party), unless such settlement, compromise, consent or termination includes a release in favor of the Indemnified Parties reasonably satisfactory to Aurora.

Limitation of Liability. The Company further agrees that neither Aurora nor any other Indemnified Party shall have any liability (whether direct or indirect and regardless of the legal theory advanced) to the Company, or any person or entity asserting claims on behalf of or in right of the Company, related to or arising out of the Agreement, any transaction or proposed transaction, or any actions taken or omitted to be taken by an Indemnified Party or the Company in connection with the Agreement, except for losses, claims, damages or liabilities incurred by the Company finally judicially determined by a court of competent jurisdiction to have resulted solely from the willful misconduct or gross negligence of such Indemnified Party.

The indemnity and reimbursement and the other obligations and agreements of the Company set forth in this schedule (i) shall apply to any services provided by Aurora in connection with its engagement prior to the date hereof, and to any modifications or amendments to the Agreement, (ii) shall be in addition to any obligation or liability which the Company may otherwise have to any Indemnified Party, (iii) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Company or any Indemnified Party or any person controlling any of them, and (iv) shall survive the completion of the services under, and any termination of, the Agreement.

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